Exhibit 4.4

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into and effective as of January 4, 2019, by and among Federal Street Acquisition Corp., a Delaware corporation (“FSAC”), Agiliti, Inc., a Delaware corporation (“Agiliti”), and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”).

WHEREAS, FSAC and Continental have previously entered into a warrant agreement, dated as of July 18, 2017 (the “Warrant Agreement”), governing the terms of FSAC’s 37,950,000 outstanding warrants to purchase shares of common stock of FSAC (the “Warrants”);

WHEREAS, FSAC has entered into an Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2018 (the “Merger Agreement”), by and among FSAC, Agiliti, Umpire SPAC Merger Sub, Inc., a Delaware corporation, Umpire Cash Merger Sub, Inc., a Delaware corporation, Agiliti Holdco, Inc., a Delaware corporation (“Agiliti Holdco”), solely in its capacity as the Majority Stockholder and the Stockholders’ Representative, IPC/UHS, L.P. and solely for Sections 1.6 and 9.12 of the Merger Agreement, Umpire Equity Merger Sub, Inc., a Delaware corporation, pursuant to which (i) FSAC will become a wholly owned subsidiary of Agiliti and the holders of FSAC’s Class A common stock (including Class A common stock issued upon conversion of FSAC’s Class F common stock) will receive shares of common stock of Agiliti; and (ii) Agiliti Holdco, will become a wholly owned subsidiary of FSAC, the equityholders of Agiliti Holdco will receive cash and certain executive officers of Agiliti Holdco will receive cash and shares of common stock, par value $0.0001 per share (the “Common Stock”), of Agiliti and/or fully-vested options to purchase shares of common stock of Agiliti as merger consideration (the transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination”);

WHEREAS, pursuant to Section 2.5(b) of the Merger Agreement, upon the consummation of the Business Combination, each Warrant (or portion thereof) issued and outstanding immediately prior thereto shall become exercisable for shares of Common Stock (or an equivalent portion thereof), and the rights and obligations of FSAC under the Warrant Agreement shall be assigned to and assumed by Agiliti; and

WHEREAS, as a result of the foregoing, the parties hereto wish for FSAC to assign to Agiliti all of FSAC’s rights, interests and obligations in and under the Warrant Agreement and for Agiliti to accept such assignment and assume all of FSAC’s obligations thereunder, in each case, effective upon the consummation of the Business Combination;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.                                      Assignment and Assumption of Warrant Agreement. FSAC hereby assigns, and Agiliti hereby agrees to accept and assume, effective as of the consummation of the Business Combination, all of FSAC’s rights, interests and obligations in, and under the Warrant Agreement and Warrants. Unless the context otherwise requires, from and after the consummation of the Business Combination, any references in the Warrant Agreement or the

Warrants to: (i) the “Company” shall mean Agiliti; (ii) “Common Stock” or “shares” shall mean the Common Stock; and (iii) the “Board” or any committee thereof shall mean the board of directors of Agiliti or any committee thereof.

2.                                      Replacement Instruments. Following the consummation of the Business Combination, upon request by any holder of a Warrant, Agiliti shall issue a new instrument for such Warrant reflecting the adjustment to the terms and conditions described herein.

3.                                      Amendment to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the consummation of the Business Combination.

4.                                      Governing Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

5.                                      Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

6.                                      Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

FEDERAL STREET ACQUISITION CORP.

By:	/s/ James Pekarek
	Name:	James Pekarek
	Title:	Chief Financial Officer

AGILITI, INC.

By:	/s/ Lee M. Neumann
	Name:	Lee Neumann
	Title:	Senior Vice President, General Counsel and Corporate Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Isaac J. Kagan
Name: Isaac J. Kagan
Title: Vice President